Exhibit 10.2
EXECUTION COPY
SEPARATION AGREEMENT AND RELEASE
     This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into effective as of April 16, 2007, by and between Metretek Technologies, Inc., a Delaware corporation (the “Company”), and A. Bradley Gabbard, a Colorado resident (“Executive”).
Recitals
     WHEREAS, the Company has employed Executive as its Executive Vice President and Chief Financial Officer since its founding in 1991; and
     WHEREAS, the terms of Executive’s employment with the Company are set forth in a Second Amended and Restated Employment Agreement, dated as of March 30, 2006 (the “Employment Agreement”); and
     WHEREAS, Executive has voluntarily decided to retire from his positions as Executive Vice President and Chief Financial Officer of the Company, terminate his employment with the Company and its subsidiaries and affiliates and cease serving as a director of the Company; and
     WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s retirement from the Company in this Agreement;
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company, intending to be legally bound hereby, agree as follows:
     1. Termination of Employment and Officers. Effective April 16, 2007 (the “Separation Date”), Executive hereby voluntarily retires and resigns any and all of his offices and positions he may hold as a director, officer, trustee, employee, representative and in any other capacity with the Company and its subsidiaries and affiliates, including but not limited to his positions as Executive Vice President and Chief Financial Officer of the Company, and his employment relationship with the Company and its subsidiaries shall terminate; provided, however, that notwithstanding the foregoing, Executive’s resignation from the Board of Directors of the Company shall not be effective until June 11, 2007 at the Company’s Annual Meeting of Stockholders. Concurrently with the execution of this Agreement, Executive shall execute and deliver the letter attached hereto as Exhibit A, documenting his resignation from any and all positions he previously held, and deliver such letter to the Company on or before the Separation Date. As of the Separation Date, Executive will no longer be required to fulfill any of the duties or responsibilities associated with any of these positions or offices and all authority of Executive related to such positions and offices is hereby expressly terminated and revoked. Notwithstanding the foregoing, after the Separation Date, Executive shall provide consulting services to the Company on the terms and subject to the conditions set forth in Section 2(c) hereof.

     2. Severance Package. As a full and complete severance package (the “Severance Package”) and in order to induce Executive to enter into this Agreement and to grant the Release (as defined below), upon expiration of the Revocation Period (as defined below):
          (a) Severance Payments. The Company shall pay to Executive, over the next 24 months (the “Severance Period”), an amount equal to $1,310,540, which is an amount equal to two times the sum of (i) Executive’s base salary in effect on the Separation Date ($275,000), plus (ii) one-third of the sum of (x) Executive’s bonus for fiscal 2005 ($235,000), and (y) two times Executive’s bonus for fiscal 2006 ($452,905) (the “Severance Payments”). The Severance Payments shall payable as follows: $335,826, consisting of $327,635 for six months Severance Payments plus interest thereon of $8,191, shall be payable on October 18, 2007 (the “Initial Payment Date”) and the remainder shall be payable in equal installments over the remaining Severance Period on the Company’s regular payroll dates.
          (b) Incentive Compensation Fund. As full and complete satisfaction of the Company’s obligations to pay “Incentive Compensation” (as such term is defined in Section 3.2 of the Employment Agreement) to Executive, the Company shall pay to Executive the amount of $3,600,000, as follows: (i) $2,767,500, consisting of $2,700,000 in Incentive Compensation payments plus interest thereon of $67,500, payable on the Initial Payment Date, and (ii) the remaining $900,000 on June 15, 2008, plus interest at the simple rate of five percent (5%) per annum.
          (c) Consulting Agreement.
               (i) Upon the terms and subject to the conditions of this Agreement, the Company hereby engages Executive as an independent contractor, and not as an employee, to render consulting services to the Company and its subsidiaries, as hereinafter provided, and Executive hereby accepts such engagement, for a period of 26 months commencing on the Separation Date (the “Consulting Period”).
               (ii) During the Consulting Period, the consulting services to be performed and provided by Executive shall include services related to the management transition and any other services related to the business and affairs of the Company and its subsidiaries as Executive is reasonably requested to perform by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company or his designee at such times and in such detail as reasonably be required. Executive shall not have any authority to bind or act on behalf of the Company or its subsidiaries during or after the Consulting Period. Executive shall render such consulting services to the Company and its subsidiaries as the Company may from time to time request, for not more than twenty-five (25) hours per month, cumulating up to a maximum of 50 hours on a carry-forward basis. Executive agrees to provide such consulting services in good faith and to the best of his ability.
               (iii) As compensation for Executive’s consulting services to the Company, the Company shall pay to Executive a consulting fee at a rate in the gross amount of eight thousand dollars ($7,500) per month during the Consulting Period, as follows: $46,125, consisting of $45,000 for the first six months of consulting services plus interest thereon of $1,125, shall be payable on the Initial Payment Date, and thereafter the consulting fee shall be payable over the remainder of the Consulting Period on the Company’s regular payroll dates.

               (iv) During the Consulting Period, the Company shall reimburse Executive for all reasonable, ordinary and necessary out-of-pocket expenses incurred during the Consulting Period in connection with any such consulting services requested by the Company, in accordance with the Company’s policies relating to reimbursement of expenses’ and with reasonable supporting documentation, provided that any expense in excess of $500 shall require the prior written approval of the Company, which approval shall not be unreasonably withheld, provided that no expenses shall be reimbursed until after the Initial Payment Date.
          (d) Payments.
               (i) Escrow. On April 24, 2007, the Company shall deposit into an escrow account with Zions First National Bank, as escrow agent, the sum of $1,303,880 (which is equal to $2,226,951, the sum of all payments due on the Initial Payment Date, other than $900,000 in Incentive Compensation payments and interest thereon, less $923,071 in required tax withholdings), pursuant to an escrow agreement in substantially the form of Exhibit B hereto. The withheld amounts shall be promptly, and within the time required by law or regulation, paid over to the appropriate taxing authorities after the escrowed funds are released to Executive. The escrowed funds shall be released from escrow on the Initial Payment Date and paid over to Executive by the escrow agent in payment in part of the Company’s obligations hereunder on such date, without further instruction to the escrow agent by any person; provided, however, that (A) the escrowed funds shall remain the property of the Company and subject to the general claims of creditors until the Initial Payment Date, (B) the Company shall bear the costs and expenses of the escrow agreement, (C) any interest on the escrowed funds, remaining after the payment of such costs and expenses, shall be paid over to the Company on the Initial Payment Date, and (D) the escrow agent must pay over the escrowed funds (without interest) to Executive on the Initial Payment Date unless it is ordered or otherwise legally compelled to do otherwise by a court of competent jurisdiction, arbitrator or governmental or regulatory body or authority. In the event the Company learns of any actual or potential claims made against the escrow, then the Company shall promptly notify Executive thereof, shall aggressively defend any such claims at its own cost and expense, and shall consult with Executive on the defense strategy. In the event Executive does not timely receive the escrowed funds from the escrow account for any reason, then the Company’s obligations hereunder to make payments to Executive shall continue in full force and effect and the Company shall be obligated to make such payments out of its own funds.
               (ii) Change in Control. Notwithstanding the foregoing, in the event that there is a “Change in Control”, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then any Severance Payments, installments of Incentive Compensation or consulting fees that were then unpaid shall become due and payable in full on the later of the Initial Payment Date or the date of such Change in Control, to the extent permissible under 409A. Notwithstanding the foregoing, both the Company and Executive acknowledge and agree that this Agreement and the transactions contemplated hereby, including the retirement of Executive and the simultaneous retirement of W. Phillip Marcum from the Company, (A) shall not constitute, and shall not be construed as, and are not intended to create, a change in control of the Company, as such term is defined in Sections 280G or 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), and (B) are intended to comply with the provisions of Sections 162(m), 280G, and 409A of the Code, such that the payments made by the Company hereunder are intended to be fully deductible by the Company and not to create any excise tax on Executive. To the extent any party hereto reasonably determines that any provision of this

Agreement would prevent the Company from deducting any payment hereunder as an expense, or would subject Executive to any excise tax, under any Section of the Code, then the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such excise tax on Executive while preserving any affected benefit or payment to the extent reasonably practicable.
               (iii) Penalty for Late Payments. In the event the Company, for any reason, fails to make any payment due to Executive under this Section 2 within 10 business days of the date it is due, including, without limitation, amounts to be paid out of the escrow account contemplated by Section 2(d)(i), then the rate of interest on such payment shall increase to 18% per annum commencing on the due date of that installment and continuing at such rate until actual payment of such installment, and the Company shall also pay to Executive a late fee in the amount of 5% of that installment.
          (e) Insurance.
               (i) Life Insurance Policy. The Company currently is the owner of a group term life insurance policy that includes Executive. The life insurance coverage and benefits provided and funded by the Company for Executive shall terminate, and the Company will not make any further payments with respect thereto, after the end of the month in which the Separation Date occurs.
               (ii) Disability Insurance. The Company will terminate Executive’s disability insurance coverage and benefits, and will discontinue paying Executive’s premiums therefor, as of April 30, 2007. Thereafter, Executive shall be solely responsible for all arrangements and expenses relating to his disability insurance coverage.
               (iii) Health Care and COBRA. The Company will terminate Executive’s health care coverage and benefits, and will discontinue paying Executive’s premiums for health care coverage, as of April 30, 2007. Thereafter, Executive shall be solely responsible for all arrangements and expenses relating to his health care coverage. The Company has given Executive written notice of Executive’s rights to continuation of insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Executive shall be responsible for the full cost of continued coverage in accordance with the provisions of COBRA if he elects coverage thereunder.
          (f) No Further Benefits. After the Separation Date, Executive shall cease to be eligible for any benefits under any Company employee benefits plan or program or otherwise, except (i) as expressly provided in this Agreement, or (ii) as otherwise required under the terms of a Company employee benefits plan or program or applicable law. Notwithstanding the foregoing, nothing contained herein shall be construed to adversely affect Executive’s rights and benefits under the Company’s 401(k) plan and under stock options awards, which rights shall continue, after the Separation Date, to be governed by the terms of the plan and the awards, and as such plan and awards treat the termination of employment.
          (g) Taxes and Withholdings. The payments and benefits to be made pursuant to this Section 2 shall be subject to all applicable withholdings for federal, state and local income taxes, social security, Medicare and all other customary withholdings. The Company makes no representations or warranties regarding the tax implications of the compensation, payments and benefits to be paid to Executive under this Agreement. However, both the Company and Executive have endeavored to structure this Agreement in such a way as to maximize the deductibility for tax purposes of all payments made by the Company pursuant to this Agreement, and to minimize and avoid any adverse tax consequences, including but not limited to excise taxes, to either the Company or Executive. The Company and Executive acknowledge that this Agreement has been prepared to the benefit of both parties, and the Company acknowledges and agrees to assume the responsibility to aggressively defend any tax audits or other claims against either the Company or Executive relative to the transactions contemplated hereby, at the Company’s cost and expense.
          (h) Breach by Executive. If Executive materially breaches any of his obligations under this Agreement, then the Company shall have no further obligation to make the payments and provide the benefits under this Agreement or the Employment Agreement, and that it shall have all other remedies available to it under law and/or equity, but that any such discontinuance of payments or benefits shall not affect the validity of the Release of Claims by Executive in Section 4 hereof.
     3. Full Payment; Employment Agreement.
          (a) Full Payment Under Employment Agreement. The parties hereto agree that the payments, benefits and other consideration provided in this Agreement by the Company to Executive are intended to be in fulfillment in their entirety of the Company’s obligations to make payments and to provide benefits pursuant to the Employment Agreement upon Executive’s termination of employment, including but not limited to Sections 2 and 3 of the Employment Agreement, and to the extent any of the provisions of this Agreement are inconsistent with any of the provisions of the Employment Agreement, then this Agreement shall be controlling and, to the extent necessary to effect the transactions contemplated hereby, shall be deemed to be an amendment of the Employment Agreement. Executive further acknowledges and agrees that the Company has satisfied all of its obligations owed to Executive pursuant to his Employment Agreement and otherwise related to his employment with the Company, and that, except as provided herein, no additional sums or compensation is owed to Executive by the Company for any reason.
          (b) Waivers of Notice. The Company and Executive each hereby waives the obligation of the other to give, and its or his own right to receive, any notice of termination under the Employment Agreement, including without limitation the notice contemplated by Section 2.7 of the Employment Agreement, and the Company and Executive each hereby agrees that no additional notices shall be required to be given under the Employment Agreement by either the Company or Executive.
          (c) Full Consideration. Executive acknowledges, agrees and confirms that the Severance Package set forth in this Agreement includes all compensation due and owing to Executive with respect to his employment with the Company and under the Employment Agreement and from any and all other sources of entitlement, including but not limited to all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation pay, severance pay, or other pay and benefit , which fully and finally discharges the Company’s obligations to Executive regarding salary, bonuses, vacation and sick pay, severance pay and any other payments and benefits, whether under the Employment Agreement or otherwise, and that the Severance Package includes payments, benefits and other consideration substantially over and above those required in the Employment Agreement or otherwise required to be paid by the Company under the terms of executive’s employment arrangements or under any other express or implied, oral or written agreement, contract or understanding with the Company, or under applicable law, and are consideration for Executive’s promises, covenants and representations contained in this Agreement, including but not limited to the Release in Section 4 hereof.
     4. Release of Claims. In consideration for the mutual promises and covenants set forth herein:
          (a) Release by Executive. Executive, knowingly and voluntarily, for himself and on behalf of his past, present and future spouse, descendents, heirs, estate, executors, administrators, representatives, agents, successors and assigns, does hereby irrevocably, fully, finally and forever release and discharge the Company and its subsidiaries, affiliates, successors and assigns and their respective current and former officers, directors, trustees, shareholders, employees, insurers, attorneys, agents and representatives (the “Company Released Persons”) from and against any and all claims, demands, obligations, rights, promises, judgments, debts, damages, demands, disputes, controversies, contentions, grievances, differences, liabilities, responsibilities and causes of actions of any kind, nature or description whatsoever, whether statutory, tort, contract or any other theory of recovery, in law or equity, and whether now known or unknown, fixed or contingent, asserted or unasserted, which Executive now has, ever had or in the future may have against any one or more of them, accruing on or at any time prior to the date hereof, by reason of, based upon, arising out of or in any way relating to or connected with Executive’s employment with, or his position as a director, officer, trustee or employee of, or any other relationship or interest of Executive with or in, the Company or its subsidiaries and affiliates, or the terms or the termination thereof (the “Released Claims”). Specifically, the Released Claims include, but are not limited to, any and all claims:
               (i) arising under any contract, expressed or implied, written or oral;
               (ii) for wrongful dismissal or termination of employment;
               (iii) relating to back wages, salary, overtime, bonuses, commissions, severance, deferred compensation, vacation or sick pay, reinstatement, insurance coverage, benefits, premiums, medical expenses, business expenses, or other employee compensation or benefits;
               (iv) arising under any applicable federal, state, local or foreign statute, law, order, ordinance, regulation, rule or the like, or case law, that relate to employment or employment practices, including those that prohibit discrimination based upon age, race, color, ancestry, religion, sex, sexual orientation, national origin, handicap, disability, medical condition, marital status, or any other protected characteristic or unlawful basis, including, but not limited to, any claim under the Age Discrimination in Employment Act of 1967 (as amended by the Older Worker’s Benefit Protection Act of 1990), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Fair Labor Standards Act, Section 1981 of the Civil Rights Acts of 1866 and 1871, the Vietnam Era Veterans Readjustment Assistance Act of 1974, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the American with Disability Act of 1992, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act (each of such Acts, as amended), and any similar foreign, federal, state and local statutes, laws, orders, ordinances, rules, regulations or the like, or case law, including but not limited to the laws of the State of Colorado, or any political subdivision thereof;

               (v) arising under or based upon any other federal, state, local or foreign statute, law, order, rule, regulation, ordinance on the like, or case law;
               (vi) related to wrongful or retaliatory discharge or demotion, breach of contract, harassment, tortious or harassing conduct, breach of public policy, intentional or negligent infliction of emotional or mental injury or distress, physical or mental injury, pain and suffering, negligent and intentional torts, fraud, misrepresentation, defamation, libel, slander, breach of the implied covenant of good faith and fair dealing, violation of public policy, invasion of privacy, inducement of breach, conspiracy, defamation, unlawful effort to prevent employment, interference with contract, breach of fiduciary duty or any other theory of recovery by Executive as an employee or concerning compensation, wages, hours, or terms or conditions; and
               (vii) any and all claims for damages, including without limitation, punitive or compensatory damages, or for attorney’s fees, expenses, costs, wages, injunctive or equitable relief.
          (b) Release by the Company. The Company, on behalf of itself and its subsidiaries and affiliates and their respective directors, officers, employees, successors and assigns, does hereby irrevocably, fully, finally and forever release and discharge Executive and his past, present and future spouse, descendents, heirs, estate, executors, administrators, representatives, agents, successors and assigns (the “Executive Released Persons”) from and against any and all Released Claims; provided, however, that the Company Release shall not apply to any claims related to or arising out of Executive’s actions or omissions involving fraud, criminal conduct, bad faith or other willful misconduct.
          (c) Exclusions From Released Claims. The Released Claims shall not apply to and shall not release or waive any rights or claims that either Executive or the Company may have related to the following: (i) this Agreement; (ii) the Employment Agreement (except as expressly modified in this Agreement), including but not limited to the provisions of Sections 3 through 6 thereof; (iii) any claims for accrued or vested benefits under the provisions of any pension or employee benefit plan maintained by the Company, including but not limited to the Company’s 401(k) plan; (iv) stock options held by Executive; (v) Executive’s rights to indemnification and advancement of expenses by the Company as provided in Section 9 hereof; or (vi) any claim that cannot be released as a mater of applicable law.
          (d) Unknown Claims. Each of the Company and Executive understand that the Released Claims covers and includes claims that such party knows about and claims that such party may not know about at present.
     5. Covenant Not to Sue or to Assign.
          (a) Executive represents, warrants and covenants to the Company that (i) neither Executive nor any person acting by, through or on behalf of Executive has or will, directly or indirectly, file, commence, encourage or participate in any complaint, claim, action, suit, arbitration or other proceeding of any kind against the Company or any other Company Released Party with any federal, state, local or foreign, court, arbitrator or administrative, regulatory governmental agency, body or authority, and (ii) Executive has not assigned or otherwise transferred, and will not assign or otherwise transfer, by way of express assignment, subrogation, operation of law or otherwise, any right to any other person or entity to assert any claims of any kind against the Company or any other Company Released Party, and he agrees to defend, indemnify and hold harmless the Company and the Company Released Persons against any claim based upon or arising out of any such assignment or transfer.
          (b) The Company represents, warrants and covenants to Executive that (i) neither the Company nor officer, director, employee, representative of the Company or any person acting by, through or on behalf of the Company has nor will, directly or indirectly, file, commence, encourage or participate in any complaint, claim, action, suit, arbitration or other proceeding of any kind against Executive or any Executive Released Person with any federal, state, local or foreign, court, arbitrator or administrative, regulatory governmental agency, body or authority, and (ii) the Company has not assigned or otherwise transferred, and will not assign or otherwise transfer, by way of express assignment, subrogation, operation of law or otherwise, any right to any other person to assert any claims of any kind against Executive or any Executive Released Person, and it agrees to defend, indemnify and hold harmless Executive and the Executive Released Persons against any claim based upon or arising out of any such assignment or transfer.
     6. Non-Admission. This Agreement, the offer made hereunder and the acceptance of that offer, and any payments made hereunder are not intended to be, shall not be construed as, and are not in any way an admission or confession by the Company or Executive of any wrongdoing or illegal or actionable acts or omissions or any other liability for any reason. Neither this Agreement, nor the offer, acceptance and terms hereof, shall be admissible evidence in any judicial, administrative or any other legal proceeding, except solely in connection with construction of the terms of the Agreement and its enforcement. Each of the Company and Executive hereby represents and agrees that it or he shall not directly or indirectly make, and shall not authorize any person to make, (i) any written or oral statements, suggestions, or representations of any Released Party has made or implied any such admission or confession; or (ii) any written or oral negative, disparaging or adverse statements, suggestions and representations of or concerning any Released Party.
     7. Confidentiality, Intellectual Property and Covenant Not to Compete.
          (a) Confidential Information. Executive hereby acknowledges that during Executive’s employment with the Company as Executive Vice President, Chief Financial Officer and in other executive capacities with the Company and its subsidiaries and affiliates, Executive has acquired, obtained knowledge or information about and otherwise had access to trade secrets and other information (whether written, oral, electronic or in any other format) that is proprietary, non-public or otherwise confidential to the Company or its subsidiaries or affiliates directly or indirectly concerning or relating to the Company or its subsidiaries or affiliates, including their assets, properties, liabilities, business, affairs, personnel, condition (financial or otherwise), operations and prospects, including but not limited to technology, know-how, intellectual property, product specifications, formulae, compositions, processes, designs, sketches, photographs, drawings, graphs, samples, inventions, ideas, discoveries, research and development, customers, suppliers, lenders, strategic partners, employees, consultants, representatives, price lists, studies, business plans, strategies, methods, processes computer software and programs (including but not limited to object code and source code), customer requirements, market plans and studies, financial statements, budgets, projections and forecasts, projections, market studies, marketing materials, proposals, lenders, strategic partners, employees, consultants, representatives, and the like (“Confidentiality Information”). Executive further acknowledges that should he become employed by or in any way affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such a competitor. Therefore, and in light of the payments Executive is eligible to receive under this Agreement, Executive hereby acknowledges, reaffirms and agrees that he shall remain subject to and that he shall abide by his existing obligations and covenants under Sections 4, 5 and 6 of the Employment Agreement, that the terms and conditions thereof shall continue in full force and effect after the Separation Date as provided in the Employment Agreement, and that this Agreement and the obligations of Executive shall not in any manner whatsoever affect, waive, terminate, modify or amend the terms and provisions thereof, except as expressly provided in this Section 7.
          (b) Competition with the Company. The Company and Executive hereby acknowledge and agree that the phrase “competition with any subsidiary of the Corporation” as set forth in Section 6 of the Employment Agreement shall be deemed to mean and include (i) only businesses engaged in the following activities: distributed generation and any other domestic business currently conducted by PowerSecure, Inc.; natural gas field energy measurement services; remote utility meter reading services; and demand side energy services that are currently being conducted by the Company or any of its subsidiaries. Executive hereby agrees not to become a director, officer, employee, consultant or other person employed or affiliated with Comverge, Inc. Notwithstanding the foregoing, in the event Executive desires to pursue an activity that is or, in the reasonable judgment of the Company could be, construed to be in competition with the Company, he may conduct such activity only with the prior written consent of the Compensation Committee of the Board of Directors of the Company, which consent shall not be denied unless in the reasonable judgment of the Compensation Committee such activity would be in direct competition with, or otherwise materially adverse to, the assets, business, affairs, condition (financial or otherwise) or results of operations of the Company or any of its subsidiaries.
          (c) Company Property.
               (i) Executive hereby represents, warrants and agrees that Executive (A) has returned or will promptly after the date hereof return to the Company all corporate property and equipment (including without limitation all Company vehicles, credit cards, telephone call cards, office keys, computer access codes, disks and any other physical or personal property of the Company that Executive received, prepared, or helped to prepare in connection with his employment), except for property that Executive has purchased at fair market value from the Company with the Company’s consent; (B) has returned or will promptly after the date hereof return to the Company without retaining any copies of all files, documents, records or materials of any kind, whether written or electronically created or stored, in Executive’s possession which contain, relate to or refer to any Confidential Information; (C) has not disclosed any Confidential Information to any person or entity without the express authorization of the Company; and (D) at all times from and after the date hereof (I) shall keep such Confidential Information strictly confidential, (II) shall not directly or indirectly disclose, communicate or otherwise reveal any Confidential Information to any person, and (III) shall not make use of any Confidential Information on his own behalf or on behalf of any other person.
               (ii) Notwithstanding the provisions of Section 7(b)(i) to the contrary, (A) Executive shall have the right to retain the personal computer he has been using as an officer of the Company after the Separation Date, provided that (I) the Company may remove, erase, overwrite or otherwise eliminate any and all data, information and software from such computer before releasing such computer to Executive, and (II) if Executive learns that such computer contains any proprietary or confidential information of the company or any software licenses to the Company and not to Executive, Executive shall immediately remove such information and/or software from such computer; and (B) Executive shall assume all payments of and acquire an ownership or leasehold interest in the Company automobile he has been using as an officer of the Company and shall assume all obligations and payments therefore as provided in Section 2(e) hereof.
          (d) Subpoena. In the event that Executive receives a subpoena or any other written or oral request by any court or governmental authority for any Confidential Information, or any other information concerning the Company or any Released Party, Executive shall, within two (2) business days from Executive’s actual notice of the service of such subpoena or other request, notify the Company in writing, and provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.
          (e) Intellectual Property. During the term of Executive’s employment with the Company, Executive had access to ideas, improvements, techniques, modifications, methods, programs, processes, designs, inventions, innovations, developments, discoveries, trade secrets, trademarks, service marks, copy rights, trade names, business plans and any work of authorship of the Company (“Intellectual Property”) developed, conceived, created, made, devised, discovered, acquired or acquired knowledge of, by Executive, either by himself or in conjunction with any other person, which related to, directly or indirectly, or may be useful in any manner in, the business of the Company or any of its subsidiaries or affiliates, and any such item that is based upon or utilizes Confidential Information, whether or not the Company or any of its subsidiaries or affiliates obtains a patent, trademark, service mark or copyright thereon. Executive hereby agrees that the Intellectual Property is and shall remain the sole and exclusive property of the Company. Executive hereby acknowledges that all of Executive’s writings, works of authorship and other Intellectual Property during the period of Executive’s employment with the Company were works made for hire and the property of the Company, including patents, trademarks, service marks, copyrights and other intellectual property rights pertaining thereto. Executive shall, at the request and cost of the Company or any of its subsidiaries or affiliates, render reasonable assistance, at the Company’s expense, as the Company deems necessary or desirable to secure, prosecute and/or defend the rights thereto by patent, trademark, service mark, copyright to otherwise to the Company or any of its subsidiaries or affiliates, including without limitation the assignment, transfer and conveyance to the Company or any of its subsidiaries or affiliates of all of Executive’s right, title and interest in and to the Intellectual Property.
     8. Non-Disparagement.
          (a) Executive agrees that he shall not, at any time after the date of this Agreement, directly or indirectly (including but not limited to through the encouragement of, assistance to or participation with, any other person), (i) make or ratify any statement, public or private, written or oral, to any person that disparages, either professionally or personally, or is derogatory to, or has the purpose or effect of being harmful to or disrupting, the business of the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, trustees, employees, agents, representatives, predecessors, successors or assigns, including but not limited to, negative references to the Company’s products, services, business, operations, assets, financial condition, results of operations, prospects or reputation, or that is otherwise defamatory, false or inflammatory; or (ii) engage in any conduct that has the purpose or effect of being harmful to or disrupting the business of the Company or any of its subsidiaries or affiliates.

          (b) The Company agrees that it shall not, and that it shall take reasonable steps to ensure that its officers and directors do not, at any time after the date of this Agreement, directly or indirectly, make or ratify any statement, public or private, written or oral, to any person that disparages, either professionally or personally, or that is derogatory or defamatory to, or is false or inflammatory about, Executive, including but not limited to negative references to him or his reputation, or engage in any conduct that has the purpose or effect of being harmful to him or his reputation.
          (c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict either the ability of the Company, its subsidiaries and affiliates, and their respective officers, directors, trustees, employees, agents, representative, successors and assigns, or the ability of Executive to (i) confirm the termination of the positions of Executive with the Company and its subsidiaries and affiliates, or (ii) provide truthful testimony in response to any lawful subpoena, court order or compulsory process in any investigation, proceeding or hearing before any federal, state or local governmental agency.
     9. Indemnification. The Company acknowledges and agrees to continue to abide by any and all rights of Executive and obligations of the Company with respect to indemnification and to advancement of expenses as to which Executive is entitled under applicable law, the Company’s Certificate of Incorporation, the Company’s By-Laws, the Company’s Directors’ and Officers’ Liability Insurance Policy and the Indemnification Agreement between the Company and Executive, none of which shall be affected, diminished or abridged in any manner adverse to Executive by any provision of this Agreement. In addition, notwithstanding any provision of this Agreement to the contrary, the Indemnification Agreement shall continue in full force and effect after the Separation Date in accordance with its terms.
     10. Representations of Executive. Executive represents, warrants and acknowledges to the Company that (i) Executive has retired from the Company and terminated his employment with the Company, including from the Board of Directors of the Company, voluntarily and of his own free will and without dispute or disagreement with the Board of Directors, (ii) the terms of his various restrictive covenants, as set forth in Section 7 hereof and in Sections 4 through 6 of the Employment Agreement, are valid and enforceable, (iii) Executive acknowledges that the Company is relying on his representations in entering into this Agreement.
     11. Confidentiality of this Agreement. Executive hereby covenants and agrees not to disclose, directly or indirectly, to any person any information concerning the underlying facts, claims, terms, amounts or existence of this Agreement, or the substance of any discussions or negotiations leading up to this Agreement. Notwithstanding the foregoing: (i) Executive may disclose any information required to comply with applicable federal, state or local tax laws, or required by legal process of any court or governmental authority; (ii) Executive may disclose any information that has been previously publicly disclosed by the Company in press releases and in filings with the Securities and Exchange Commission; and (iii) in response to any inquiry, Executive may describe the positions Executive held and the compensation Executive received, the job duties and functions Executive performed, and the date of commencement and termination of Executive’s employment.
     12. Reasonable Cooperation. Executive agrees to cooperate in good faith and comply with and respond to all reasonable requests from or inquiries by the Company for assistance and information in connection with any matters or issues relating to or encompassed within (i) the duties and responsibilities of Executive’s employment with the Company, (ii) effecting a transition of Executive’s responsibilities and ensuring the Company is aware of all matters that were handled by Executive, and (iii) any lawsuit, arbitration, investigation or other proceeding or dispute in which the Company is or may become involved which may relate to Executive or his duties with the Company or as to which Executive has relevant knowledge or information. Such cooperation and assistance shall include, without limitation, consulting with the Company’s officers, directors, employees, legal counsel, accountants and other advisors and representatives, appearing as a witness, submitting to depositions, providing testimony and interviews, and otherwise generally cooperating and assisting the Company in its defense or prosecution of any dispute, controversy, claim, litigation, action, arbitration, investigation or other proceeding involving the Company or any of its officers, directors, employees or agents, or in otherwise defending its position with respect to any matter. The Company agrees (i) that Executive’s cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal and professional obligations, and (ii) to promptly reimburse Executive for any and all reasonable, documented out-of-pocket expenses incurred in connection with Executive’s compliance with his obligations under this Section. Executive further agrees that if he is subpoenaed to appear in any civil or criminal litigation, or by any governmental authority, to testify on any matter relating in whole or in part to the Company or his employment or affiliation with the Company, Executive will deliver a copy of the subpoena to the Company , by hand, e-mail, fax or overnight courier, within three business days of receiving such subpoena.
     13. Voluntary Counsel and Act. Executive represents, warrants, acknowledges and agrees that (i) Executive has had an adequate opportunity and reasonable time to review this Agreement and its terms, (ii) Executive understands all of the terms of this Agreement, and agrees that such terms are fair, reasonable and that he has signed this Agreement of his own force, will and volition and not the result of any fraud, duress, coercion, pressure or undo influence exercised by or on behalf of the Company or any Company Released Persons or any other person, (iii) Executive has agreed to enter into this Agreement and all the terms hereof knowingly, freely and voluntarily, and (iv) Executive understands and acknowledges that legal counsel representing the Company in connection with the Agreement and the transactions contemplated hereby has not represented Executive in connection herewith, and that Executive has had the opportunity to be represented and advised by independent legal counsel of his own choosing representing Executive’s independent interests.
     14. Taxes. Executive shall be ultimately responsible for the payment of all federal, state and local taxes in connection with the Severance Package and all other payments, benefits and compensation he receives under this Agreement. Executive agrees to indemnify, defend and hold harmless the Company from and against any and all tax liability or penalties arising from, or in connection with, Executive’s failure to pay, when due, all such taxes. Any payments made or benefits provided by the Company to Executive under this Agreement shall be reduced by any applicable withholding taxes and payroll deductions. The Company agrees to indemnify, defend and hold harmless Executive from and against any and all tax liability or penalties arising from or in connection with Company’s failure to pay, when due, to the applicable taxing authorities any taxes withheld (including but not limited to those withheld under Section 2(d)(i) hereof) or any taxes required to be withheld by Company.
     15. Trading Policy. The Company and Executive agree that Executive will remain subject to the Company’s “Insider Trading Policy” until after the close of trading on the date two full trading days following the Company’s widespread public release of its operating results for the quarter ended March 31, 2007, and that after such date, Executive will no longer be prohibited from trading during the “Blackout Periods”, provided that Executive will thereafter remain subject to all prohibitions against insider trading as pertains to tipping or trading while in possession of material non-public information.
     16. Further Assurances. Each party hereto agrees to execute and deliver such other documents, instruments and agreements, and to perform such other actions and transactions, as the other party hereto may reasonably request for the purpose of carrying out the purposes and intentions of this Agreement.
     17. Consideration and Revocation Periods. By executing this Agreement, Executive acknowledges and understands that: (i) Executive was offered a minimum of twenty-one (21) days to review this Agreement (including the Release set forth herein) and to consider whether to sign this Agreement and has either accepted or waived such period; (ii) Executive has been advised that Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement (the “Revocation Period”), and that such revocation must be in writing and delivered to the Company at its principal executive offices (attention: Chairman), either in person or by mail within such seven (7) day period. Notwithstanding anything to the contrary contained herein, this Agreement shall not be effective or enforceable, and the Severance Package shall not be payable and shall not be delivered or paid by the Company, unless and until the Revocation Period has expired without Executive revoking this Agreement, and in the event that Executive revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the obligations of the Company to provide the payments, benefits and other things of value set forth in this Agreement or the Employment Agreement) shall automatically be null and void..
     18. General Provisions.
          (a) Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Any action or proceeding in connection with this Agreement may be brought in any state or federal court in the States of Colorado, Delaware or North Carolina.
          (b) Severability. In the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, such provision shall be construed so as to give it the maximum effect permitted under applicable law, and the validity, legality and enforceability of the remaining provisions contained in this Agreement, and the application of such provision to any person or circumstance, other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the Companies and Executive shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          (c) Entire Agreement. This Agreement, along with the Employment Agreement, constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, discussions, understandings, arrangements, representations, warranties, agreements and understandings, whether written or oral. Executive represents, warrants and agrees that no representation, promise, statement or agreement has been made to Executive, other than as set forth in this Agreement, and that Executive is not relying upon any representation, promise, statement or agreement made by or on behalf of the Company not expressly contained herein, but that Executive is relying solely on Executive’s own judgment in entering into this Agreement.
          (d) Amendment. Neither this Agreement nor any rights, duties or obligations hereunder may be amended or modified except in a writing signed by both the Company and Executive.
          (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and any past, present or future spouse, heirs, executors, administrators, representatives, successors and permitted assigns, as applicable. Neither the Company nor Executive shall have the right to assign or delegate this Agreement or any of its or his obligations or rights hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign and transfer its rights under this Agreement to any successor in interest of the Company by virtue of merger, consolidation or sale of all or substantially all of its assets or shares or other similar business combination or transaction, without the consent of Executive, provided such successor assumes in their entirety the company’s obligations under this Agreement.
          (f) Counterparts. This Agreement may be executed in separate counterparts, including counterparts executed by less than all parties hereto, each of which shall be deemed to be original, but all of which shall together constitute one and the same instruments.
          (g) Pronouns. The number and gender of each pronoun used in this Agreement and the term “person” or “person” or the like shall be construed to mean the number, gender and type as the context, circumstance or its antecedent may require. As used herein, the term “person” means and includes any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization, administrative, regulatory, governmental or quasi-governmental body or authority, or any other business, entity or enterprise.
          (h) Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or in the interpretation of this Agreement.
          (i) Specific Performance. The Company and Executive acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies of law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach of any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief given affect to its right under this Agreement, in addition to any and all of the rights and remedies, at law or in equity, and also its rights and remedies are cumulative.
          (j) Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.
          (k) Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent any party hereto reasonably determines that any provision of this Agreement would subject Executive to the excise tax under Section 409A, then the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such excise tax on Executive while preserving any affected benefit or payment to the extent reasonably practicable.
          (l) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, in intended to create or confer and shall not be construed or operate as creating or conferring, any rights or remedies under or by reason of this Agreement, upon any person other than the parties hereto, the Company Released Persons and the Executive Released Persons, and their respective successors and permitted assigns.
          (m) Construction. Executive and the Company have each participated in the drafting and preparation of this Agreement and have had a reasonable and sufficient opportunity to review this Agreement and in fact have reviewed this Agreement. Accordingly, this Agreement shall be treated as if and deemed to be mutually drafted by both parties, and any ambiguities in construction shall not be resolved against the drafting party.
          (n) Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person; (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt; or (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to such party at the following addresses:
If to the Company:
Metretek Technologies, Inc.
1609 Heritage Commerce Court
Wake Forest, NC 27587
Attention: Sidney Hinton
Telephone: (919) 453-1750
Facsimile: (919) 453-1768
E-mail: shinton@powersecure.com
With a copy to:
Basil M. Briggs
Giarmarco, Mullins & Horton, P.C.
101 West Big Beaver Road, Suite 1000
Troy, Michigan 48085
Telephone: (248) 457-7101
Facsimile: (248) 457-7001
E-mail: mbriggs@chglaw.com

And:
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
Attn: Paul R. Hess, Esq.
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
E-mail: phess@keglerbrown.com
If to Executive:
A. Bradley Gabbard
3769 Mountain Laurel Place
Boulder, Colorado 80304
Telephone: (303) 449-5049
E-mail: abgden@aol.com
With a copy to:
Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
Attn: Paul R. Hess, Esq.
Telephone: (614) 462-5400
Facsimile: (614) 464-2634
E-mail: phess@keglerbrown.com
     Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 18(n). Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.
* * * * * * *

SIGNATURE PAGE
NOTICE — PLEASE READ CAREFULLY BEFORE SIGNING
     THIS SEPARATION AGREEMENT AND RELEASE IS A LEGALLY BINDING DOCUMENT WITH IMPORTANT LEGAL CONSEQUENCES, INCLUDING A RELEASE OF ALL CLAIMS, KNOWING AND UNKNOWING. YOU ARE ENTITLED TO A PERIOD OF AT LEAST TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO REVIEW AND CONSIDER THIS DOCUMENT BEFORE SIGNING IT. YOU ALSO HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER SIGNING IT, BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO SIDNEY HINTON, 1609 HERITAGE COMMERCE COURT, WAKE FOREST, NC 27587 (WITH A COPY TO PAUL R. HESS, KEGLER, BROWN, HILL & RITTER CO., L.P.A., 65 EAST STATE STREET, SUITE 1800, COLUMBUS, OHIO 43215 AND TO BASIL M. BRIGGS AT GIAMARCO, MULLINS & HORTON, P.C., 101 WEST BIG BEAVER ROAD, SUITE 1000, TROY, MICHIGAN 48084) WITHIN SUCH SEVEN (7) DAY PERIOD. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ, FULLY UNDERSTOOD AND VOLUNTARILY AGREED TO ALL OF THE PROVISIONS CONTAINED IN THIS SEPARATION AGREEMENT AND RELEASE.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Release, effective as of the date of Executive’s signature set forth below.

METRETEK TECHNOLOGIES, INC.

Dated: April 16, 2007	By:	/s/ Sidney Hinton
Sidney Hinton, President and Chief
Executive Officer

Attest:

	By:	/s/ Basil M. Briggs
Basil M. Briggs, Chairman,
Compensation Committee

EXECUTIVE:

Dated: April 16, 2007	/s/ A. Bradley Gabbard

A. Bradley Gabbard, individually

EXHIBIT A
Form of Resignation Letter

Board of Directors
Metretek Technologies, Inc.
And its subsidiaries and affiliates
To Whom it May Concern:
Effective April 16, 2007, except as provided below, I hereby tender my resignations from any and all positions I hold as a director, officer, trustee, employee, agent or representative of Metretek Technologies, Inc. and its subsidiaries and affiliates, including but not limited to the following:
Executive Vice President, Chief Financial Officer and Assistant Secretary of Metretek
Technologies, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of PowerSecure, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Industrial Automation, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Southern Flow Companies, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Metretek, Incorporated
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Metretek Contract Manufacturing Company, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Marcum Gas Transmission, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Marcum Capital Resources, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Marcum Denver, Inc.
Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary
and Director of Mercator Energy Incorporated
Notwithstanding the foregoing, I will remain a Director of Metretek Technologies, Inc. until June 11, 2007, and I hereby tender my resignation as a Director of Metretek Technologies, Inc. effective as of the Annual Meeting of Stockholders on June 11, 2007.
Sincerely,
A. Bradley Gabbard

EXHIBIT B
Form of Escrow Agreement